Exhibit 99.1

Date: February 3, 2026	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, February 3, 2026 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter and year ended December 31, 2025. Revenues for the nine months ended December 31, 2025 were $710 million, a 7% increase from $664 million during the nine months ended December 31, 2024. Earnings per share for the nine months ended December 31, 2025 were $1.53, up 16% compared to $1.32 during the nine months ended December 31, 2024. Revenues for the quarter were $236 million, an increase from $228 million in the December quarter of 2024. Earnings per share for the quarter were $0.47, compared to $0.46 in the same quarter of the prior year.

Third Quarter Fiscal Year 2026 Highlights

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Revenue increased 3% to $236 million, compared to third quarter of fiscal year 2025.
•
Gross profit increased 4% to $54.9 million, at 23% gross margin, compared to third quarter of fiscal year 2025 gross profit of $52.9 million.
•
Diluted earnings per share increased 2% to $0.47, compared to third quarter of fiscal year 2025 diluted earnings per share of $0.46.
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Exited the quarter with $230 million of cash, cash equivalents, and no borrowings.
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The Company repurchased $13.4 million of common stock during the quarter.

During the quarter, AI initiatives advanced materially across the organization, delivering tangible benefits across products, services, and internal development processes. AI is augmenting operations by improving efficiency, shifting team capacity away from lower-value activities, and enhancing outcomes for partners. In parallel, CorVel is leveraging emerging technologies, including agentic AI, to transform the software development lifecycle from ideation through deployment, increasing velocity and productivity. Our 2026 software development roadmap is robust, and integration of the recent strategic acquisition is progressing ahead of plan, accelerating innovation and expanding our technology capabilities.

Across the Property & Casualty and CERIS businesses, these investments align well with customer priorities that continue to shift toward efficiency, transparency, and measurable outcomes. In P&C, the intentional application of intelligence, automation, and modernized data exchange is delivering a simpler, more accurate claims experience across the care continuum. In CERIS, ongoing technology enhancements address rising medical costs, increased regulatory scrutiny, and vendor consolidation by combining deep clinical expertise with AI-enabled workflows to prevent improper payments earlier in the claims process.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, improved productivity resulting from automation and augmentation across enterprise business systems. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement results of operations and financial condition is greater than our initial assessment. The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2025, and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2025 and September 30, 2025. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters and Nine Months Ended December 31, 2025 (unaudited) and December 31, 2024 (unaudited)

Quarter Ended	December 31, 2025	December 31, 2024
Revenues	$235,625,000	$227,973,000
Cost of revenues	180,709,000	175,115,000
Gross profit	54,916,000	52,858,000
General and administrative	22,684,000	22,058,000
Income from operations	32,232,000	30,800,000
Income tax provision	8,058,000	7,029,000
Net income	$24,174,000	$23,771,000
Earnings Per Share:
Basic	$0.47	$0.46
Diluted	$0.47	$0.46
Weighted Shares
Basic	51,317,000	51,388,000
Diluted	51,582,000	52,038,000

Nine Months Ended	December 31, 2025	December 31, 2024
Revenues	$709,979,000	$664,075,000
Cost of revenues	540,125,000	512,528,000
Gross profit	169,854,000	151,547,000
General and administrative	66,439,000	64,043,000
Income from operations	103,415,000	87,504,000
Income tax provision	24,100,000	18,758,000
Net income	$79,315,000	$68,746,000
Earnings Per Share:
Basic	$1.55	$1.34
Diluted	$1.53	$1.32
Weighted Shares
Basic	51,328,000	51,384,000
Diluted	51,739,000	51,999,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

December 31, 2025 (unaudited) and March 31, 2025

	December 31, 2025	March 31, 2025
Cash	$230,033,000	$170,584,000
Customer deposits	115,427,000	101,472,000
Accounts receivable, net	102,100,000	104,126,000
Prepaid taxes and expenses	16,363,000	10,507,000
Property, net	114,122,000	92,052,000
Goodwill and other assets	47,293,000	46,410,000
Right-of-use asset, net	19,447,000	20,825,000
Total	$644,785,000	$545,976,000
Accounts and taxes payable	$29,998,000	$16,792,000
Accrued liabilities	220,449,000	187,244,000
Long-term lease liabilities	18,616,000	19,953,000
Paid-in capital	260,840,000	250,412,000
Treasury stock	(867,518,000)	(831,510,000)
Retained earnings	982,400,000	903,085,000
Total	$644,785,000	$545,976,000